Form 10-K, Exhibit 13
period 1997-03-31
SEARCH FINANCIAL SERVICES INC
filed 1997-06-30
CIK 318672

                                                                      EXHIBIT 13

                         SEARCH FINANCIAL SERVICES INC.
              (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES

                      CONSOLIDATED FINANCIAL STATEMENTS


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                   PAGE
                                                                                                   ----

Independent Certified Public Accountants' Report                                                     2

Consolidated Balance Sheets as of March 31, 1997 and March 31, 1996                                  3

Consolidated Statements  of Operations  for the year  ended March 31,  1997, the  six months         4
ended March 31, 1996, and the year ended September 30, 1995

Consolidated  Statement of Changes  in Stockholders'  Equity (Capital Deficit)  for the year         5
ended March 31, 1997, the six months ended  March 31, 1996 and the year  ended September 30,
1995

Consolidated Statements  of Cash  Flows for the  year ended March  31, 1997, the  six months         6
ended March 31, 1996, and the year ended September 30, 1995

Notes to Consolidated Financial Statements                                                           7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To The Board of Directors and Stockholders
Search Financial Services Inc.
(f/k/a Search Capital Group, Inc.)
Dallas, Texas

         We have audited the accompanying consolidated balance sheets of Search Financial Services Inc. (f/k/a Search Capital Group, Inc.) and its subsidiaries (the "Company") as of March 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity (capital deficit), and cash flows for the year ended March 31, 1997, the six months ended March 31, 1996, and the year ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Search Financial Services Inc. (f/k/a Search Capital Group, Inc.) and its subsidiaries at March 31, 1997 and 1996, and the results of their operations and cash flows for the year ended March 31, 1997, the six months ended March 31, 1996, and the year ended September 30, 1995 in conformity with generally accepted accounting principles.





                                                   /s/ BDO SEIDMAN, LLP
                                                   ----------------------------
                                                   BDO Seidman, LLP


Dallas, Texas
May 23, 1997

                        SEARCH FINANCIAL SERVICES INC.
             (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES

                         Consolidated Balance Sheets
                                (In Thousands)


                                                                              March 31, 1997            March 31, 1996
                                                                              --------------            --------------
ASSETS
------
Gross contracts receivable (Note 6)                                              $62,325                   $37,086
Unearned interest                                                                (10,636)                   (6,435)
                                                                                 -------                   -------
Net contracts receivable                                                          51,689                    30,651
Allowance for credit losses                                                       (5,854)                  (13,353)
Loan origination costs                                                             5,852                     3,984
Amortization of loan origination costs                                            (4,379)                   (3,578)
                                                                                 -------                   -------
    Net contract receivables - after allowance
       for credit losses & other costs                                            47,308                    17,704
                                                                                 -------                   -------
Cash and cash equivalents                                                         12,249                    17,817
Vehicles held for resale                                                           1,196                       566
Deferred note offering cost, net of depreciation
  and amortization of $1,672 and $1,141 in 1997
  and 1996, respectively                                                             155                         -
Property and equipment, net                                                        1,608                     1,062
Intangibles, net of $450 amortization in 1997 (Note 4)                             6,252                         -
Other assets                                                                         755                       197
                                                                                 -------                   -------
    Total assets                                                                 $69,523                   $37,346
                                                                                 =======                   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Lines of credit (Notes 6 & 8)                                                    $23,715                   $     -
Note payable (Note 7)                                                              9,596                     2,283
Accrued settlements  (Notes 16 & 17)                                                 540                       688
Accounts payable and other liabilities                                             2,760                     7,356
Subordinated note payable (Note 7)                                                 5,000                         -
Accrued interest                                                                     271                        15
Redeemable warrants (Notes 2 & 4)                                                  1,035                       593
                                                                                 -------                   -------
                                                                                  42,917                    10,935
                                                                                 -------                   -------
Stock repurchase commitment (Note 10)                                              2,078                     2,078
                                                                                 -------                   -------

Stockholders' Equity (Note 9)
--------------------
Convertible Preferred stock                                                          201                       154
Common stock                                                                         252                       248
Additional paid-in capital                                                        78,047                    79,124
Accumulated deficit                                                              (52,760)                  (54,043)
Treasury stock                                                                         -                    (1,150)
                                                                                 -------                   -------
    Total stockholders' equity                                                    25,740                    24,333
    Notes receivable - stockholders (Note 11)                                     (1,212)                        -
                                                                                 -------                   -------
                                                                                  24,528                    24,333

    Total liabilities and stockholders' equity                                   $69,523                   $37,346
                                                                                 =======                   =======



          See accompanying notes to consolidated financial statements.

                         SEARCH FINANCIAL SERVICES INC.
              (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES

                     Consolidated Statements of Operations
                      (In Thousands except per share data)


                                                                           Six Months Ended
                                              Year Ended                   March 31, 1996                  Year Ended
                                             March 31, 1997                    (Note 1)                September 30, 1995
                                             --------------                ----------------            ------------------
Interest revenue                                  $10,004                       $ 3,541                     $13,472
Interest expense                                    2,306                         1,306                      11,205
                                                  -------                       -------                    --------
Net interest income                                 7,698                         2,235                       2,267
Reduction of (provision for) credit losses
    (Note 6)                                        7,017                        (4,982)                     (3,128)
                                                  -------                       -------                    --------
Net interest income (loss) after reduction
    of (provision for) credit losses               14,715                        (2,747)                       (861)
                                                  -------                       -------                    --------
General and administrative expense                 13,392                         8,098                      15,881
Settlement expense                                     40                           535                       2,837
Reorganization expense                                  -                             -                         315
                                                  -------                       -------                    --------
Operating and other expense                        13,432                         8,633                      19,033
                                                  -------                       -------                    --------
Income (loss) before extraordinary item             1,283                       (11,380)                    (19,894)

    Extraordinary gain on discharge of
       debt (Notes 2 & 7)                               -                         8,709                           -
                                                  -------                       -------                    --------
Net income (loss)                                   1,283                        (2,671)                    (19,894)

Preferred stock dividends                           6,154                           327                         240
                                                  -------                       -------                    --------
Net loss attributable to common
   stockholders                                   $(4,871)                      $(2,998)                   $(20,134)
                                                  =======                       =======                    ========
                                                  $ (1.45)                      $ (8.96)                   $ (17.96)
Loss per common share before
   extraordinary item
Gain on extraordinary item                              -                          6.67                        -
                                                  -------                       -------                    --------
Loss per common share (Notes 9 & 10)              $ (1.45)                      $ (2.29)                   $ (17.96)
                                                  =======                       =======                    ========

Weighted average number of
    common shares outstanding                       3,366                         1,306                       1,121
                                                  =======                       =======                    ========



          See accompanying notes to consolidated financial statements.

                        SEARCH FINANCIAL SERVICES INC.
             (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES


Statement of Changes in Stockholders' Equity (Capital Deficit) (Notes 3 and 9)

 For the year ended March 31, 1997, six months ended March 31, 1996 and year ended September 30, 1995 (In Thousands except per share amounts)



                                                                                                              Treasury Stock
                               ----------------------   ---------------------    -------------------        ---------------------
                                 Preferred Stock-12%   Preferred Stock-9%/7%        Common Stock           Preferred Stock-9%/7%
                               ----------------------   ---------------------    -------------------        ---------------------
                                  Shares    Amount      Shares       Amount     Shares        Amount        Shares      Amount
                               -------------------------------------------------------------------------------------------------
BALANCE, OCTOBER 1, 1994        50,000       $ 4          -        $   -       1,462,191     $   117            -        $  -
                               -------------------------------------------------------------------------------------------------
Stock purchase at May 5, 1995        -       $ -          -        $   -              -      $     -            -        $  -
Stock repurchase commitment          -         -          -            -        (115,418)         (9)           -           -
Preferred stock dividends            -         -          -            -              -            -            -           -
Net loss                             -         -          -            -              -            -            -           -
                               -------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1995     50,000       $ 4          -        $   -       1,346,773       $ 108            -        $  -
                               -------------------------------------------------------------------------------------------------
Exercise of options                  -       $ -          -        $   -           4,480       $   1            -        $  -
Class action suit settlement         -         -          -            -         231,000          18            -           -
(Note 16)
Reorganization (Note 2)              -         -      1,878,956      150       1,514,375         121            -           -
Preferred stock dividends            -         -          -            -              -            -            -           -
Net loss                             -         -          -            -              -            -            -
                               -------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1996       50,000       $ 4      1,878,956    $ 150       3,096,628        $248            -        $  -
                               -------------------------------------------------------------------------------------------------

Debt conversion - Hall Financial
  Group, Inc. (Note 5)               -       $ -              -    $   -         312,500       $  25            -           -
Additional investment - Hall
  Financial Group, Inc. (Note 5)     -         -        254,100       20         204,800          16            -           -
Investment - Alex. Brown & Sons,
  Incorporated                       -         -              -        -          26,462           2            -           -
Acquisition - Dealers Alliance
  Credit Corp. (Note 4)              -         -        319,257       26         159,629          13            -           -
Conversion of 9%/7% preferred to
  common                             -         -        (13,755)      (1)         27,511           2            -           -
Stock repurchase - Hall
  Financial Group, Inc. (Note 5)     -         -              -        -              -            -       254,100         (20)
Acquisition - U.S. Lending
  Corporation (Note 4)               -         -        271,867       22         231,066          18            -           -
Retirement of  treasury stock        -         -       (254,100)     (20)       (895,599)        (72)     (254,100)         20
Preferred stock dividends            -         -              -        -              -            -            -           -
Net income                           -         -              -        -              -            -            -           -
                               -------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1997       50,000       $ 4      2,456,325     $197       3,162,997        $252            -        $  -
                               =================================================================================================
                                       Treasury Stock
                                 ------------------------
                                        Common Stock                                              Stockholders'
                                 ------------------------         Paid-In        Accumulated         Equity
                                    Shares        Amount          Capital         Deficit      (Capital Deficit)
                                 ---------------------------------------------------------------------------------
BALANCE, OCTOBER 1, 1994           315,799       $     (25)     $    27,006       $(31,478)        $ (4,376)
                                 ---------------------------------------------------------------------------------
Stock purchase at May 5, 1995       62,500       $  (1,125)     $                 $      -         $ (1,125)

Stock repurchase commitment              -               -           (2,069)             -           (2,078)
Preferred stock dividends                -               -             (240)             -             (240)
Net loss                                 -               -                -        (19,894)         (19,894)
                                 ---------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1995        378,299       $  (1,150)         $24,697       $(51,372)        $(27,713)
                                 ---------------------------------------------------------------------------------
Exercise of options                      -       $       -      $        10       $      -         $     11

Class action suit settlement
  (Note 16)                              -               -            2,595              -            2,613
Reorganization (Note 2)                  -               -           52,149              -           52,420
Preferred stock dividends                -               -             (327)             -             (327)
Net loss                                 -               -                -         (2,671)          (2,671)
                                 ---------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1996          378,299       $  (1,150)     $    79,124       $(54,043)        $ 24,333
                                 ---------------------------------------------------------------------------------

Debt conversion - Hall Financial
  Group, Inc. (Note 5)                   -       $       -      $     1,692       $      -         $  1,717
Additional investment - Hall
  Financial Group, Inc. (Note 5)         -               -            4,310              -            4,346
Investment - Alex. Brown & Sons,
  Incorporated                           -               -              150              -              152
Acquisition - Dealers Alliance
  Credit Corp. (Note 4)                  -               -            4,521              -            4,560
Conversion of 9%/7% preferred to
  common                                 -               -               (1)                              -
Stock repurchase - Hall
  Financial Group, Inc. (Note 5)   517,300          (8,980)               -              -           (9,000)
Acquisition - U.S. Lending
  Corporation (Note 4)                   -               -            4,463              -            4,503
Retirement of  treasury stock     (895,599)         10,130          (10,058)             -                -
Preferred stock dividends                -               -           (6,154)             -           (6,154)
Net income                               -               -                -          1,283            1,283
                                 ---------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1997                -       $       -      $    78,047       $(52,760)        $ 25,740
                                 =================================================================================

          See accompanying notes to consolidated financial statements

                         SEARCH FINANCIAL SERVICES INC.
              (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                 (In Thousands)


                                                       Year Ended          Six  Months Ended            Year Ended
                                                     March 31, 1997          March 31, 1996          September 30, 1995
                                                     --------------        -----------------         ------------------
OPERATING ACTIVITIES:
  Net income (loss)                                  $   1,283                 $  (2,671)                 $(19,894)
    Adjustments to reconcile net income (loss) to
        cash used in operations:
    Provision for (reduction of) credit losses          (7,017)                    4,982                     3,128
    Accretion of warrant debt                              122       -                 -                         -
    Amortization of deferred offering costs                 60                     1,221                     2,840
    Amortization of loan origination costs                 868                       641                     1,047
    Amortization of goodwill and intangibles               450                         -                         -
    Depreciation and amortization                          531                       262                       384
    Extraordinary gain on discharge of debt                  -                    (8,709)                        -
    Loss on disposition of fixed assets                      -                       112                         -
  Changes in assets and liabilities:
    Decreases (increases) in other assets, net            (246)                      470                       (86)
    Increases (decreases) in accounts payable
      and accrued expense                               (5,290)                     (449)                    1,840
                                                    ----------                 ---------                  --------
  Cash used in operations                               (9,239)                   (4,141)                  (10,741)
                                                    ----------                 ---------                  --------
INVESTING ACTIVITIES:
  Purchase of contract receivables including
      origination fees                                 (39,042)                   (5,471)                  (24,830)
  Principal payments on contract receivables
      including proceeds from sales of vehicles         30,993                    17,921                    47,652
  Purchases of property and equipment                     (856)                     (132)                     (711)
  (Increases) decreases in restricted cash                   -                     8,105                    (4,519)
                                                    ----------                 ---------                  --------
  Cash provided by (used in) investing                  (9,135)                   20,423                    17,592
                                                    ----------                 ---------                  --------
FINANCING ACTIVITIES:
  Net borrowings (repayments) under line of credit      15,295                     1,225                    (2,429)
  Notes payable proceeds                                     -                         -                     1,779
  Notes payable repayments                                   -                         -                    (5,077)
  Capital lease repayments                                 (67)                      (24)                      (58)
  Notes payable offering costs                            (215)                        -                      (198)
  Proceeds from sale of stock, net of expense            4,346                         -                         -
  Proceeds from exercise of options                          -                        12                         -
  Notes receivable - stockholders                       (1,212)                        -                         -
  Purchase of  treasury stock                           (4,000)                        -                    (1,125)
  Payment of dividends                                  (4,724)                     (120)                     (240)
                                                    ----------                 ---------                  --------
  Cash provided by (used in) financing activities        9,423                     1,093                    (7,348)
                                                    ----------                 ---------                  --------
CHANGE IN CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                   (8,951)                   17,375                      (497)
  Net cash acquired (Note 4)                             3,383                         -                         -
  Cash and cash equivalents - beginning                 17,817                       442                       939
                                                    ----------                 ---------                  --------

  Cash and cash equivalents - ending                $   12,249                 $  17,817                  $    442
                                                    ==========                 =========                  ========

SUPPLEMENTAL INFORMATION (Note 20):
  Cash paid for interest                            $    2,050                 $      71                  $  9,272
                                                    ==========                 =========                  ========

          See accompanying notes to consolidated financial statements.

                         SEARCH FINANCIAL SERVICES INC.
              (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


1.       SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND PRACTICES

         General. The accompanying consolidated financial statements include the accounts of Search Financial Services Inc. (f/k/a Search Capital Group, Inc.) ("Search") and its subsidiaries (the "Company") as follows:

Automobile Credit Holdings, Inc.
   Automobile Credit Acceptance Corp. ("ACAC")
   Consumer Dealer Autocredit Corporation
Newsearch, Inc.
Search Capital Acquisition Corp.
Search Financial Services Company
   Search Financial Services of Florida, Inc.
   Search Financial Services of Georgia, Inc.
   Search Financial Services of Louisiana, Inc.
   Search Financial Services of Oklahoma, Inc.
   Search Financial Services of Puerto Rico, Inc.
   Search Financial Services of Tennessee, Inc.
   Search Financial Services of Texas, Inc.
   Search Mortgage Services of Tennessee, Inc.
Search Funding Corp. ("SFC")
Search Funding II, Inc.
Search Funding III, Inc.
Search Funding IV, Inc.
Search Funding V, Inc.

         During fiscal 1997, the special purpose subsidiaries of Search which raised money through the issuance of interest bearing notes for the purchase of contract receivables (the "Fund Subsidiaries") were dissolved. The balance sheet as of March 31, 1996 and the statements of operations and cash flows for the periods ended March 31, 1996 and September 30, 1995 include the Fund Subsidiaries in the consolidation (see note 2).

         In 1996, the Company changed its fiscal year end to March 31. Effective May 16, 1997, the name of Search was changed from Search Capital Group, Inc. to Search Financial Services Inc.

         In November 1996, the Company effected a 1-for-8 reverse stock split. All references in the financial statements and notes to the number of shares outstanding, the number of shares subject to warrants and options and per share amounts have been retroactively restated to reflect the reverse split.

         Basis of Consolidation. The consolidated financial statements include the accounts of the Company, after elimination of all significant intercompany accounts and transactions, and have been prepared in accordance with generally accepted accounting principles.

         Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Contracts Receivable, Allowance for Credit Losses, and Interest Income. The Company records receivables purchased at cost. Contractual finance charges are recorded as unearned interest and amortized to interest income using the interest method. An initial allowance for credit losses is recorded at the acquisition of a receivable equal to the difference between the amount financed and the acquisition cost, which is what the Company estimates to be fair value. The Company considers all of its contracts receivable to be consumer installment loans to individuals. In accordance with Statement of Financial Accounting Standards No. 114 ("SFAS No. 114"), these receivables are reviewed individually for impairment generally using the receivable's contractual delinquency or repossession status. All receivables which exceed 60 days contractual delinquency or with respect to which the underlying collateral has been repossessed are considered impaired. Once impaired, a receivable is placed on nonaccrual status and written down to its net realizable value, and no interest income is recognized until the receivable returns to nonimpaired status. Therefore, at impairment, the Company writes down the receivable to its estimated net realizable value, which is the fair value of the underlying collateral if it has been repossessed or the estimated recoverable cash flow if no repossession has occurred. If the measured amount of the impaired receivable is less than the Company's net recorded investment in the receivable, the Company recognizes a charge to provision for credit losses in the amount of the deficiency and increases the allowance for credit losses by a corresponding amount. The provision for credit losses is adjusted for any differences between the final net proceeds from resale of the underlying collateral and the estimated net realizable value. All payments received on impaired receivables are considered a return of principal. Generally, the Company charges off a receivable against the allowance for credit losses at 180 days contractual delinquency if no significant payments have been received in the last six months, or earlier after receipt of the sale proceeds from liquidation of the collateral securing the receivable. Subsequent proceeds received on a previously charged-off receivable are recorded as a recovery to the allowance for credit losses. Any excess of cost paid ("premium") for net receivables acquired is recorded as an asset and amortized over the life of the related loans acquired as an adjustment to yield using the interest method. All amounts are stated as gross receivables, which include unearned interest, unless otherwise indicated.

         Loan Origination Costs. The Company performs substantially all of the functions associated with origination of its receivables and capitalizes the related costs. The portion capitalized is amortized by the interest method against income as an adjustment of yield.

         Vehicles Held for Resale. Vehicles held for resale represents the estimated collateral value of motor vehicles in the Company's possession and are carried at the lower of cost or estimated net realizable value (estimated auction value less estimated costs to sell at the time of repossession). The Company classifies a loan as vehicle held for resale upon physically repossessing the vehicle and until the vehicle is sold at auction. The deficiency balance, if any, is then charged off.

         Deferred Notes Payable Offering Costs.    Costs directly related to
notes payable offerings were capitalized and amortized to expense by the interest method over the contractual terms of the notes. Deferred offering costs were the commissions, printing, legal, accounting and other expenditures incurred in issuing the notes to the investors.

         Property and Equipment. Property and equipment includes assets which are depreciated over three-year and five-year lives and leasehold improvements which are amortized over the remaining term of the lease.

         Cost in Excess of Fair Value of Net Assets Acquired and Other
Intangibles.   Cost in excess of the fair value of net assets acquired is amortized on a straight-line basis over 90 months. Other intangibles, which include customer lists and dealer networks, are being amortized over 10 to 15 years using the straight-line method. The Company continually monitors its cost in excess of net assets acquired (goodwill) and its other intangibles to determine whether any impairment of these assets has occurred. In making such determination with respect to goodwill, the Company evaluates the performance, on an undiscounted basis, of the underlying businesses which gave rise to such amounts. With respect to other intangibles, the Company bases its determination on the performance, on an undiscounted basis, of the related intangibles.

         Net Loss Per Share Attributable to Common Stockholders.   The net loss
per share attributable to common stockholders has been computed based on the weighted average number of shares of Search common stock outstanding during each period and after deducting preferred stock dividends declared. Common stock equivalents are included in the calculations except when their effect would be antidilutive.

         Income Taxes.   The Company  files a consolidated federal income tax
return. The Company uses the asset and liability method to provide for income taxes under which deferred tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

         Statement of Cash Flows. For purposes of reporting cash flows, the Company considers short term cash investments with original maturities of three months or less to be cash equivalents.

         Recent Accounting Pronouncements.   In June 1996, the Financial
Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125). SFAS No. 125 requires that an entity recognize the financial and servicing assets it controls and the liabilities it has incurred and derecognize financial assets when control has been surrendered and derecognize liabilities when extinguished. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It is generally effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Management of Company believes that SFAS No. 125 has no current impact on the Company there exist no significant transactions as contemplated by SFAS 125; however, SFAS 125 may have a material impact on its future financial statements, if in those periods the Company completes a securitization transaction.


2. CHAPTER 11 BANKRUPTCY FILING OF THE FUND SUBSIDIARIES AND CONFIRMATION OF THE JOINT PLAN OF REORGANIZATION

         As of March 31, 1996, the Fund Subsidiaries consisted of six public and two private corporations as follows:

         Automobile Credit Fund 1991-III, Inc. - Private
         Automobile Credit Finance, Inc. - Public
         Automobile Credit Partners, Inc. - Private
         Automobile Credit Finance 1992-II, Inc. - Public
         Automobile Credit Finance III, Inc. - Public
         Automobile Credit Finance IV, Inc. - Public
         Automobile Credit Finance V, Inc. - Public
         Automobile Credit Finance VI, Inc. - Public

         In August 1995, the Fund Subsidiaries filed for reorganization under Chapter 11 of the U. S. Bankruptcy Code. Search and its unrestricted subsidiaries did not seek protection under the Code, but Search was a co-proponent of a joint plan of reorganization for the Fund Subsidiaries. On March 4, 1996, the Court entered an order ("Confirmation Order") confirming the Third Amended Plan of Reorganization (the "Joint Plan") for all of the Fund Subsidiaries, effective on March 15, 1996 (the "Effective Date").

         Total secured claims of all noteholders under the Joint Plan were $53,240,000, and total unsecured claims were $16,080,000, for total claims of $69,320,000, which comprised the total of notes payable and accrued interest due the noteholders (see Note 7). The Joint Plan allowed noteholders to choose one of two options. Under one of the options (the "Equity Option"), noteholders received with respect to the secured portion of their claims shares of Search common stock, shares of a new series of 9%/7% convertible preferred stock and a cash payment equal in amount as if dividends had been calculated on the 9%/7% convertible preferred stock from July 1, 1995 to the Effective Date. Under the other option (the "Collateral Option"), noteholders would receive with respect to the secured portion of their claims distributions of the proceeds of the continued collection or sale of the motor vehicle receivables securing their notes. In accordance with the Joint Plan, the number of shares issued was calculated as of the Effective Date so that noteholders received shares of common stock and 9%/7% convertible preferred stock having a value equal, on a fully diluted basis, to 75% of the value of all shares of 9%/7% convertible preferred stock, common stock, 12% senior convertible preferred stock, warrants, stock options and rights then outstanding, or agreed to be issued by Search (with certain exceptions, including any shares issued to Hall Phoenix/Inwood Ltd., ("HPIL") under the Funding Agreement referred to in Note
5). At a special stockholders' meeting on March 1, 1996, stockholders of Search approved amendments to Search's Certificate of Incorporation increasing Search's authorized capital stock to 130,000,000 shares of common stock and 60,000,000 shares of preferred stock.

         Before the Effective Date, Value Partners, Ltd. purchased all of the secured claims of noteholders who had elected the Collateral Option (approximately $12,800,000 of original note principal amount) and changed the election for such secured claims to the Equity Option. The selling noteholders retained their unsecured claims. As a consequence of this transaction, 100% of the secured claims of noteholders received treatment under the Equity Option.

         With respect to the unsecured portion of noteholders' claims, the noteholders and any other holders of unsecured claims are entitled to receive from Search a pro rata share of warrants (the "Warrants") to purchase an aggregate of 625,000 shares of common stock. These Warrants will be issued after the unsecured claims of non- noteholders are determined by the bankruptcy court. (see Note 9). The Company is required to redeem all unexercised Warrants at $2.00 for each share of stock subject to the Warrants in March 2001. The Warrants are considered debt and have been recorded at their estimated fair value. The accretion from fair value to the redemption amount is recorded as interest expense over the term of the Warrants using the interest method.

         The Joint Plan required that a trust ("Litigation Trust") be established for the benefit of the noteholders, with a total funding of $350,000. The Litigation Trust is authorized to pursue claims and causes of action of the Fund Subsidiaries and of certain participating noteholders. Proceeds will be distributed pro rata to noteholders.

         On the Effective Date, the net assets of the Fund Subsidiaries were transferred to Search. The Fund Subsidiaries' notes and the indebtedness represented by those notes were deemed canceled when the Confirmation Order became final. The trust indentures for the notes, and all related
restrictions, were also deemed canceled.   As a result of the implementation of
the Joint Plan and the cancellation of the notes, a net extraordinary gain from the extinguishment of debt was reported in the amount of $8,709,000 (see Note
7).

         The Fund Subsidiaries accounted for all transactions, where applicable, related to the reorganization proceedings in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") issued by the American Institute of Certified Public Accountants.


3.       REVERSE STOCK SPLIT

         In August 1996, the Board of Directors of Search authorized a one-for-eight reverse stock split that became effective on November 22, 1996 following stockholder approval. All references in the financial statements and notes to the number of shares outstanding, the number of shares subject to warrants and options and per share amounts have been retroactively restated to reflect the reverse split decreased number of common and preferred shares outstanding.


4.       ACQUISITIONS

         In November 1996, Search Funding III, Inc., a wholly-owned subsidiary of Search, completed its acquisition of certain assets of U.S. Lending Corporation ("USLC"). USLC conducted purchasing and servicing of used motor vehicle receivables in Deerfield Beach, Florida. USLC had been operating under Chapter 11 of the U.S. Bankruptcy Code. The acquisition was accounted for as an asset purchase. Accordingly, results of operations related to the acquired assets have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired based upon their estimated fair value. Search purchased USLC's net assets, valued at $4,819,000, for 231,066 shares of common stock, 271,867 shares of 9%/7% convertible preferred stock, and Warrants to purchase 154,960 shares of common stock. The assets acquired were approximately $3,500,000 in cash, gross receivables of approximately $1,800,000 and an undetermined amount of delinquent accounts and foreclosure deficiency balance accounts.

         In August 1996, Search Funding IV, Inc. ("SFIV"), a wholly-owned subsidiary of Search, acquired all of the assets and assumed certain liabilities of Dealers Alliance Credit Corp. ("DACC"). DACC conducted purchasing and servicing of used motor vehicle receivables in Atlanta, Georgia. DACC had purchased loans from over 1,000 new and used car dealers, primarily in Georgia, Texas, Tennessee and Florida. The Company has been using the DACC facilities as a regional marketing branch for southeastern states, a collection center and as a full-service consumer loan facility. The acquisition was accounted for under the purchase method of accounting. Accordingly, results of operations related to the acquired assets have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired based upon their estimated fair value. For DACC's net assets, valued at approximately $21,000,000, Search delivered 159,629 shares of common stock, 319,257 shares of 9%/7% convertible preferred stock, and Warrants to purchase 159,629 shares of common stock with a total value of $4,795,000. In addition, the Company assumed approximately $17,450,000 in bank debt under a restructured line of credit.

         The calculation of the purchase price and allocation to the acquired assets of DACC is as follows (in thousands):

         Net contracts receivable                                                           $14,380
         Cash and cash equivalents                                                              753
         Vehicles held for sale                                                                 284
         Property and equipment                                                                 222
         Customer lists                                                                       2,175
         Dealer network                                                                       2,200
         Other assets                                                                           835
                                                                                            -------
         Total estimated fair value of assets acquired                                       20,849
                                                                                            -------
         Liabilities assumed                                                                 18,239
         Fair value of Search equity instruments issued, including redeemable
             warrants treated as debt                                                         4,795
         Direct acquisition costs                                                               143
                                                                                            -------
         Total cost                                                                         $23,177
                                                                                            -------
         Cost in excess of fair value of net assets acquired and
             other identifiable intangibles                                                 $ 2,328
                                                                                            =======

         The Company periodically evaluates the recoverability and remaining life of the excess value and determines whether it should be completely or partially written-off or the amortization period accelerated. The Company will recognize an impairment of excess value to the extent that the undiscounted estimated future operating cash flows of the acquired assets are determined to be less than the carrying amount of the excess value. If an impairment of excess value were to occur, the Company would reflect the impairment through a reduction in the carrying value of such excess value.

         The Warrants issued in both the USLC and DACC transactions have redemption features which require the Company to redeem all unexercised warrants at $2.00 for each share of stock subject to the Warrants in March 2001. The Warrants are considered debt and have been recorded at their estimated fair value. The accretion from fair value to redemption amount is recorded as interest expense over the term of the warrants using the interest method.

         In September 1996, the Company acquired approximately $12,000,000 in gross receivables from Eagle Finance Corp. for a total cash price of approximately $9,600,000. In November 1996, the Company acquired approximately $21,000,000 in gross receivables from MS Financial, Inc. for a total cash price of approximately $14,400,000. The receivables were purchased at a premium over the net assets acquired. The premiums are amortized over the life of the related portfolio as an adjustment to yield using the interest method.


5.       TRANSACTIONS WITH HALL AND AFFILIATES

         In November 1995, Search entered into a Funding Agreement (the "Funding Agreement") with Hall Financial Group, Inc. ("HFG"). Pursuant to the Funding Agreement, HFG made loans totaling $2,283,000 (the "HFG Notes") to Search. The HFG Notes could, at the election of HFG or its assignee, be converted into a maximum of 312,500 shares of Search common stock. Effective April 2, 1996, HPIL, as assignee of the HFG Notes, converted the HFG Notes into 312,500 shares of Search common stock. Because the conversion price specified in the HFG Notes for these shares was less than the full amount due under the HFG Notes, Search paid to HPIL the remaining portion of the debt evidenced by the HFG Notes ($567,000) in cash.

         The Funding Agreement also provided to HFG the option to purchase common stock, 9%/7% convertible preferred stock, and Warrants. Effective April 2, 1996, HPIL, as assignee of HFG, fully exercised this purchase option by paying $4,346,000 to Search for 204,800 shares of common stock, 254,100 shares of 9%/7% convertible preferred stock, and warrants to purchase 484,522 shares of common stock, including Warrants to purchase 84,522 shares.

         Pursuant to the Funding Agreement, HFG designated two nominees who were elected to Search's Board of Directors.

         In October 1996, the two directors filed suit against Search seeking access as directors to certain of the Company's books and records and Search initiated legal action against the two directors and HPIL. In November 1996, the Company, the two directors and HPIL entered into a settlement agreement.
As a result of the agreement, Search paid HPIL $4,000,000 in cash and executed a $5,000,000 subordinated note (see Note 7) to repurchase from HPIL and the directors all of their 517,300 shares of common stock, 254,100 shares of 9%/7% convertible preferred stock and warrants to purchase 484,522 shares of common stock, including Warrants to purchase 84,522 shares, and to settle all claims against Search. The parties also agreed to dismiss all litigation and mutually release each other, and the two directors resigned from the Board of Directors. The value of the settlement approximated the market value of the securities acquired by the Company at the date of the agreement. The maturity date of the subordinated note is November 21, 2000; however, the note must be repaid in full earlier if the Company sells more than, or in a proportionate amount if the Company sells less than, $20,000,000 of equity or certain debt securities for cash (see Note 19).


6.       CONTRACTS RECEIVABLE, ALLOWANCE FOR CREDIT LOSSES AND INTEREST INCOME

         The Company records receivable purchases at cost. Contractual finance charges are recorded as unearned interest and amortized to interest income using the interest method. As discussed below, amortization of interest income ceases upon impairment. An initial allowance for credit losses is recorded at the acquisition of a receivable equal to the difference between the amount financed and the acquisition cost, which is what the Company estimates to be fair value. An additional allowance may be recorded at acquisition if it is determined that the discount recorded as an allowance is not adequate to cover expected losses.

         In accordance with SFAS No. 114, receivables are analyzed on a loan-by-loan basis. The Company evaluates the impairment of receivables generally based on the receivables' contractual delinquency. The Company considers receivables that are contractually delinquent 60 days or more or with respect to which the underlying collateral has been repossessed to be impaired. When the receivable is considered impaired, interest income ceases to be recognized. Once impaired, the Company looks to the underlying collateral for repayment of the receivable. Therefore, at impairment, the Company writes down the receivable to its estimated net realizable value, which is the fair value of the underlying collateral if it has been repossessed or the estimated recoverable cash flow if no repossession has occurred. If the measured amount of the receivable is less than the Company's net recorded investment in the impaired receivable, the Company recognizes a charge to provision for credit losses in the amount of the deficiency and increases the allowance for credit losses by a corresponding amount. The provision for credit losses is adjusted for any differences between the final net proceeds from resale of the underlying collateral and the estimated net realizable value. Generally, the Company charges off a receivable against the allowance for credit losses at 180 days contractual delinquency, if no significant payments have been received in the last six months, or, if earlier, after receipt of the sale proceeds from liquidation of the collateral securing the receivable. Subsequent proceeds received on a previously charged-off receivable are recorded as a recovery to the allowance for credit losses. Any excess of cost paid ("premium") for net receivables acquired is recorded as an asset and amortized over the life of the related loans acquired as an adjustment to yield using the interest method.

         The Company's receivables, allowance for credit losses and net receivables after allowance for credit losses, excluding net loan origination costs, are summarized below on a consolidated basis (in thousands):


                                                                                                     Net
                                                                                   Allowance     Receivables
                                                          Total                       for      After Allowance
                                         Number of       Unpaid      Unearned        Credit          for
As of March 31, 1997                    Receivables   Installments   Interest        Losses     Credit Losses
---------------------                   -----------   ------------   --------        ------     -------------
Impaired receivables                         465       $ 2,269        $   334       $    993       $   942
Unimpaired receivables                     8,956        60,056         10,302          4,861        44,893
                                        ---------------------------------------------------------------------
   Total                                   9,421       $62,325        $10,636       $  5,854       $45,835
                                        =====================================================================
As of March 31, 1996
---------------------
Impaired receivables(1)                      421       $ 2,091        $   380       $  1,711       $     -
Unimpaired receivables(1)                  7,575        34,995          6,055         11,642        17,298
                                        ---------------------------------------------------------------------
   Total                                   7,996       $37,086        $ 6,435       $ 13,353       $17,298
                                        =====================================================================
As of September 30, 1995
------------------------
Impaired receivables                       2,323       $12,919        $ 1,644       $ 11,275       $     -
Unimpaired receivables                     9,805        53,758         11,462          7,348        34,948
                                        ---------------------------------------------------------------------
   Total                                  12,128       $66,677        $13,106       $ 18,623       $34,948
                                        =====================================================================

(1) Status as defined in the previous paragraphs of this Note. Certain unimpaired receivables may be considered problem loans.

         The change in the allowance for credit losses is summarized as follows (in thousands):

                                                    March 31,            March 31,          September 30,
                                                      1997                 1996                 1995
                                                    ---------            ---------          -------------
Balance, beginning of period                       $ 13,353               $18,623               $44,633
Allowance recorded upon purchase of receivables       9,908                 2,194                 9,613
Increase in allowance for credit losses               1,774                 4,982                 3,128
Proceeds received on previously charged-off                                                           -
   accounts                                           2,448                 2,296
Reclassification for inventory value                   (855)                1,238                (1,809)
Receivables charged off against allowance           (11,983)              (15,980)              (36,942)
Reduction in allowance for credit losses             (8,791)                    -                     -
                                                   --------               -------               -------
Balance, end of period                             $  5,854               $13,353               $18,623
                                                   ========               =======               =======
Net credit losses as a percent of average net
  receivables                                         30%                    36%                   56%

         The allowance for credit losses contained both a provision for anticipated loan losses and a reduction of the provision for loan losses from prior estimates for the year ended March 31, 1997 as follows (in thousands).

                                                                           March 31, 1997
                                                                           --------------
Provision for loan losses                                                     $  1,774
Reduction in allowance                                                          (8,791)
                                                                              --------
Net effect on statement of operations                                            7,017
Less proceeds received on previously charged-off accounts                        2,448
                                                                              --------
Non cash reduction of credit loss provision                                   $  4,569
                                                                              ========


         No reconciliation of the credit loss provision is provided for 1996 and 1995 as there was no reduction in the allowance for credit losses in those years.

         The effect of non-accrual receivables on interest income in each of the following periods was as follows (in thousands):

                                                           Six Months
                                         Year Ended          Ended            Year Ended
                                          March 31          March 31,         September 30,
                                            1997              1996               1995
                                          --------         ----------         -------------
Interest income

    As originally contracted                 $606             $1,480           $  4,522

    As recognized                            (211)               (98)            (1,033)
                                             ----             ------           --------
        Reduction of interest income         $395             $1,382           $  3,489
                                             ====             ======           ========

         There were no commitments to lend additional funds to customers whose loans were classified as non-accrual as of March 31, 1997 and 1996, and September 30, 1995.

 At March 31, 1997, contractual maturities of receivables were as follows (in thousands):

                                                                                 2001 and
                                   1998            1999           2000          Thereafter        Total
                                 --------        ---------      --------        ----------       -------
Future payments receivable       $28,541         $18,710        $11,359           $3,715         $62,325
Less unearned interest             5,424           3,404          1,276              532          10,636
                                 -------         -------        -------           ------         -------
Net contracts receivable         $23,117         $15,306        $10,083           $3,183         $51,689
                                 =======         =======        =======           ======         =======

         In the opinion of management, a portion of the receivables at March 31, 1997 will be repaid or extended either before or past the contractual maturity date. In addition, some of those receivables will be charged off before maturity. The above tabulation, therefore, is not to be regarded as a forecast of future cash collections.

         The Company's receivables are generally installment receivables having a fixed annual percentage rate ("APR"). These receivables are predominantly secured by motor vehicles, although during the fiscal year ended March 31, 1997, the Company commenced making and acquiring non-auto consumer loans that may be secured or unsecured. The obligors of the Company's receivables are domestically-based at the time the receivables are originated or purchased by the Company from a dealer, and the Company has no material amount of foreign receivables.

         Receivables will become nonaccrual status due to their contractual delinquency exceeding 60 days or due to repossession of underlying collateral. The Company also considers certain delinquent receivables that are in the contractual status of less than 60 days past due to be potential problem receivables. Uncertainty as to overall economic conditions, regional considerations, and current trends in portfolio growth cause the Company to review these receivables for potential problems.

         The Company considers Texas and Tennessee to be states with receivable concentrations, because receivables with obligors in each of these states exceed 10% of total outstanding receivables. Most of the Company's receivables are due from individuals located in large metropolitan areas of Texas and other southern and western states. To some extent, realization of the receivables will be dependent on local economic conditions. The Company holds vehicle titles as collateral for all motor vehicle receivables until such receivables are paid in full.

7.       NOTES PAYABLE AND ACCRUED INTEREST

         Notes payable at March 31, 1997 consist of the following (in thousands):


Subordinated note payable to HPIL, bearing  interest, due  monthly, at  14% through
May 1996,  15% thereafter  through November  1997, 16%  thereafter through May  1998 and  17%  thereafter; principal due on the  earlier of (i)
November 21, 2000 or  (ii) the sale by  the Company for cash of any equity securities or subordinated debt, in which  event all principal is payable if at  least  $20,000,000 is  sold  or a  proportionate  portion is  payable  if
less than $20,000,000 is sold (see Note 5).                                                    $  5,000

Note  payable to banks, bearing  interest at  prime  rate plus  1%  (9.50% at  March 31,
1997),  due monthly, requiring monthly  principal payments equal to the positive difference between all cash proceeds  received by  SFIV during
the month  and the  sum of  all operating  expenses incurred  by  SFIV   during
the  month,  with  remaining  principal  due  August  2,  1997, collateralized
by all assets of SFIV totaling $14,479,000 at March 31, 1997 (see Note 4 ).                       9,596
                                                                                                -------
Total notes payable                                                                             $14,596
                                                                                                =======



         During March 1996, as a result of the confirmation of the Joint Plan (see Note 2), $69,320,000 of debt and accrued interest was extinguished in exchange for common stock, 9%/7% convertible preferred stock, Warrants and other provisions of the Joint Plan. The extinguishment of debt resulted in a net extraordinary gain of $8,709,000. The following table shows the components of the gain (in thousands):

                Total Notes and accrued interest         $  69,320
                Value of exchange                          (56,367)
                Administrative claims                       (2,400)
                Unamortized debt offering costs             (1,844)
                                                         ---------
                Net gain of debt extinguishment          $   8,709
                                                         =========

         Certain of the Fund Subsidiaries stopped accruing interest on the remaining unpaid principal of these notes as of their maturity. As these Fund Subsidiaries defaulted, it was management's position that the accrual of interest was not warranted since the Fund Subsidiaries did not have sufficient assets to fully retire the principal portion of their notes.

         The August 1995 bankruptcy filing of the individual Fund Subsidiaries was an event of default for each of the Fund Subsidiaries under the terms of its indenture agreement. In accordance with SOP 90-7, contractual interest obligations, which are relieved from payment as a result of the Chapter 11 proceedings, are not accrued. Therefore, no interest expense was recorded for the six months ended March 31, 1996. For the year ended September 30, 1995, contractual interest on the above obligations amounted to $12,453,000 which was $1,500,000 in excess of reported interest expense (see Note 2).


8.       LINES OF CREDIT

         In September 1996, Search Funding II, Inc. ("SFII"), a wholly-owned subsidiary of Search, entered into a revolving credit agreement (the "Line") with Hibernia National Bank ("HNB"). The Line bears interest at the prime rate plus 1% (9.50% at March 31, 1997) and is guaranteed by Search. The Line has a maximum commitment of $25,000,000 and is limited to a percentage of eligible contracts held by SFII. The Line is secured by all SFII assets totaling $23,865,000 at March 31, 1997 and expires on September 11, 1999. Search and SFII must comply with covenants that require the maintenance of a minimum adjusted net worth of $20,000,000 and a leverage ratio of not more than 5 to 1.

         In June 1994, SFC entered into an agreement for a line of credit with General Electric Capital Corporation ("GECC"). The line of credit initially had a maximum borrowing commitment of $20,000,000 and was limited to a percentage of eligible contracts held by SFC. The line of credit was secured by all SFC assets and was guaranteed by

Search. The Joint Plan called for Search to fully satisfy its obligation to GECC. As a result, in March 1996, Search paid GECC $173,000, which included all principal and interest owing as of that date. This payment fully satisfied Search's obligation to GECC.


9.       STOCKHOLDERS' EQUITY

         12% Senior Convertible Preferred Stock. As of March 31, 1997, Search had issued 50,000 shares of its 12% senior convertible preferred stock. The 12% senior convertible preferred shares have a $.01 par value and a liquidation preference of $40.00 per share, plus accrued and unpaid dividends. The 12% senior convertible preferred shares are convertible at the option of the holder into one share of Search common stock for each share of 12% senior convertible preferred stock and entitle the holder to one vote per share. The shares carry a cumulative annual dividend of $4.80 per share, payable quarterly. Search may cause conversion of the shares to common stock or may redeem the shares at $40.00 per share, plus accrued and unpaid dividends, upon the occurrence of certain events specified in the Certificate of Designation for the 12% senior convertible preferred shares.

         9%/7% Convertible Preferred Stock. As of March 31, 1997, Search had issued, or committed to issue, in connection with the Joint Plan 1,879,000 shares of the 9%/7% convertible preferred stock. During April 1996, Search issued an additional 254,100 shares of 9%/7% convertible preferred stock in connection with the HFG transaction. It repurchased these shares in November 1996 (see Note 5). The Company issued 319,257 shares of the 9%/7% convertible preferred stock in connection with its acquisition of the assets of DACC and certain indebtedness of DACC and 271,867 shares of the 9%/7% convertible preferred stock in connection with the acquisition of assets of USLC (see Note
4).

         The 9%/7% convertible preferred shares have a $.01 par value and a liquidation preference of $28.00 per share, plus accrued and unpaid dividends. The shares carry a non-cumulative annual dividend of $2.52 per share until March 31, 1999 and $1.96 per share thereafter. The 9%/7% convertible preferred shares are currently convertible at the option of the holder into two shares of common stock for each share of 9%/7% convertible preferred stock and entitle the holder to one vote per share. Search may cause conversion of the shares to common stock upon the occurrence of certain events specified in the Certificate of Designation for the 9%/7% convertible preferred stock. Any shares not converted prior to March 15, 2003 will automatically be converted into no more than three shares of common stock based on a formula specified in the Certificate of Designation.

         Common Stock. As of March 31, 1997, 3,162,997 shares of the common stock were outstanding. In addition, at that date there were outstanding various warrants and options to purchase a total of 1,114,399 shares of common stock, Search was obligated to issue 146,381 shares of common stock pursuant to the settlement of certain litigation in April 1996 (see Note 16) and Search had committed to issue warrants and options to purchase an additional 812,500 shares of common stock, including Warrants to purchase 625,000 shares.

         Warrants. Search is authorized to issue Warrants to purchase up to 10,000,000 shares of common stock pursuant to a warrant agreement dated as of March 22, 1996, as amended. Warrants to purchase 625,000 shares are to be issued to noteholders and other unsecured claim holders under the Joint Plan (see Note 2), and Warrants to purchase 314,589 shares of common stock issued in connection with the acquisition of the assets of DACC and USLC are outstanding (see Note 4). Warrants to purchase 84,522 shares of common stock, and other warrants to purchase 375,000 shares of common stock, were repurchased from HPIL in November 1996 (see Note 5).

         The exercise price per share of the Warrants is $18.00 and increases by $2.00 on March 15 of each successive year through 2000. The Warrants will expire on March 14, 2001, at which time Search must redeem all unexercised Warrants at a redemption price of $2.00 per share. Because the Warrants must be redeemed if not exercised, they have been classified outside of permanent equity as debt at fair value. An accretion to the redemption amount of $1,879,000 will be made over the term of five years using the interest method.

         Employee Stock Options and Other Common Stock Warrants. On August 1, 1994, the Board of Directors adopted, subject to stockholder approval, the 1994 Employee Stock Option Plan (the "Plan"). The Plan was approved by Search's stockholders at their annual meeting held in May 1995. Employees of the Company and directors of subsidiaries are eligible to participate in the Plan. As of March 31, 1997, approximately 160 persons were eligible to participate. The Plan expires on July 31, 2004, although any option outstanding on such date will remain outstanding until it either has expired or has been fully exercised. The Plan is administered by the Compensation Committee of the Board. Options granted under the Plan generally are not transferable other than by will or by the laws of descent and distribution. The options usually vest over a three-year period. A total of 625,000 shares of common stock has been reserved for sale upon exercise of options granted under the Plan. As of March 31, 1997, options to acquire approximately 400,000 shares of common stock were outstanding under the Plan and 118,000 were vested as of March 31, 1997. In addition, Search had committed to issue to an executive officer of the Company options or cashless warrants, at the officer's option, for 187,500 shares of common stock upon certain financial performance or stock price targets being attained.

         The Company has issued to non-employee directors, key employees and certain consultants cashless warrants, the purposes of which are similar to those of grants of options under the Plan. These cashless warrants are immediately vested, are exercisable for 10 years, are transferable and are generally granted at not less than market value at the date of grant. As of March 31, 1997, cashless warrants to purchase 372,500 shares of common stock and other warrants (excluding the Warrants) to purchase 31,250 shares of common stock were outstanding.

         During the fiscal year ended March 31, 1997, Search issued options to employees to purchase 269,625 shares of common stock under the Plan and issued cashless warrants to purchase 198,125 shares of common stock to non-employee directors of, and consultants to, Search at average exercise price of $7.20. During the six months ended March 31, 1996, Search issued options to employees to purchase 230,000 shares of common stock under the Plan and cashless warrants to purchase 436,000 shares of common stock to non-employee directors, key employees and consultants at an average exercise price of $10.08. Certain options issued during the year ended September 30, 1995 were repriced to reflect the current market prices at that time.

         During the fiscal year ended September 30, 1995, options to acquire 113,813 shares of common stock were issued to officers and employees of the Company at average exercise price of $12.84.

         During the six months ended March 31, 1996, 4,480 warrants were exercised at an average price of $2.68 per share.

         Recent Accounting Pronouncement. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), in October 1995 to establish accounting and reporting standards for stock-based employee compensation plans such as stock option and restricted stock plans. SFAS 123 defines a fair value-based method of accounting for compensation expense for stock-based plans and encourages all entities to adopt that method of accounting.

         Entities electing to remain with the accounting treatment outlined in APB Opinion No. 25, "Accounting for Stock Issued to Employees," are required to make pro forma disclosures of net income and net income per share as if the fair value based method had been adopted. The Company accounts for its stock-based compensation under APB Opinion No. 25 under which no compensation cost has been recognized. Had compensation costs for stock-based compensation been determined consistent with SFAS No. 123, the Company's net loss and loss per common share would have been adjusted to the following pro forma amounts for options and warrants issued during the periods shown below (in thousands, except per share data):

                                                             Six Months Ended         Fiscal Year Ended
                                                             March 31, 1996            March 31,1997
                                                             -----------------       -------------------
Net loss attributable to common stockholders:
  As reported                                                    $2,998                     $4,871
  Pro forma                                                       3,418                      5,633
Net loss per share
  As reported                                                      2.29                       1.45
  Pro forma                                                        2.62                       1.67

         The fair value of each option and warrant grant is estimated on the date of grant using an option pricing model with the following weighted average assumptions used for grants in fiscal 1996 and 1997: risk-free investment rate of

6.22 in 1996 and 6.37 in 1997, no expected dividends, expected life of ten years, and expected volatility of 53% in both years.


10.      STOCK CANCELLATION AND STOCK REPURCHASE AGREEMENT

         In May 1995, Search purchased from one of its directors 62,500 shares of Search's common stock for $18 per share, market value on that date. Simultaneously with the purchase, the director resigned from the Board. Search was also given an irrevocable proxy expiring in May 1997 to vote 101,515 shares of common stock held by a trust formed by the former director. These shares held by the trust and an additional 13,902 shares held by an individual retirement account of the former director were subject to a "put" to the Company in May 1997 for $18 per share, the market value at the date of the agreement. These shares are shown on the balance sheet outside of permanent equity at the redemption price. If these redeemable shares were excluded from net loss per share, the fiscal 1997, 1996 and 1995 loss per share would be $(1.49), $(2.48) and $(19.76), respectively. In May 1997, the Company repurchased all of the shares held by the trust and the director's retirement account for a total cash price of $2,078,000.


11.      RELATED PARTY TRANSACTIONS

         In April 1997, the Company commenced a private offering to accredited investors of up to $35 million of subordinated notes with warrants to purchase shares of common stock. Inter-Atlantic Securities Corp. ("Inter-Atlantic") is one of the placement agents for the offering. A director of Search is a senior partner of Inter-Atlantic. The Company has paid Inter-Atlantic a marketing fee of $60,000, and has and will continue to reimburse it for expenses it incurs, in connection with the offering. Pursuant to its agreement with Inter-Atlantic, if the offering is consummated, the Company will pay Inter-Atlantic a placement fee equal to 3% of the principal amount of subordinated notes sold. One-half of the fee will be paid in cash and one-half will be paid in subordinated notes with warrants.

         The Company also engaged Inter-Atlantic to act as its exclusive agent for raising senior debt in the form of warehousing lines of credit from securities firms during the fiscal year ended March 31, 1997. For such services, the Company has agreed to pay Inter-Atlantic a fee equal to .375% of the principal amount of such senior debt from firms contacted by Inter-Atlantic on the Company's behalf.

         In May 1996, the Company retained Alex. Brown & Sons, Incorporated ("Alex. Brown") to act as the Company's financial adviser for an initial term of one year. The agreement renews from year-to-year thereafter and provides for an annual retainer which is credited against compensation with respect to particular transactions. A director of Search is a Managing Director of Alex. Brown. The Company paid $288,000 to Alex. Brown in 1996.

         Alex. Brown has served as financial advisor to the Company in connection with the Company's proposed acquisition of MS Financial, Inc. The Company has agreed to pay Alex. Brown a fee of $175,000 upon consummation of such acquisition, and to pay Alex. Brown a fee of $50,000 for rendering its opinion regarding the fairness of the acquisition to the Company from a financial point of view. Alex. Brown also conducted a valuation of the securities issued by the Company in its acquisition of certain assets and liabilities of DACC. The Company agreed to pay Alex. Brown a $75,000 fee for this valuation analysis.

         In July 1996, the Company implemented a loan program for its directors and senior executive officers to finance the purchase of shares of common stock and 9%/7% convertible preferred stock in open market transactions. The loans are evidenced by promissory notes from the borrowers, bear interest at the prime rate, payable quarterly, and mature three years from the date made. The shares of stock purchased with the proceeds of the loans are pledged to the Company as security for the loans. The aggregate amount of these loans outstanding at March 31, 1997 was $1,212,255.

         Consulting fees of approximately $24,000 were paid to a former director for work relating to potential receivables portfolio purchases in fiscal 1997.

         Brean Murray & Co., Inc. ("BMCI") received a $200,000 success fee from Search on March 25, 1996, subsequent to confirmation of the Joint Plan. The Chairman of BMCI is a director of Search.

         Additional related party transactions are described in Notes 9 and 10.


12.      INCOME TAXES

         The Company does not have a provision for income tax expense for the year ended March 31, 1997 as its income is completely offset by the utilization of its net operating loss carry-forwards.

         The Company files a consolidated income tax return. The components of the Company's net deferred tax asset as of March 31, 1997 are as follows (in thousands):

                                          March 31,              March 31,
                                            1997                   1996
                                          ---------              ---------
Deferred tax asset:
-------------------
Allowance for credit losses &             $   1,711              $    1,260
   inventory reserve
Net operating loss carry-forwards            18,394                  13,000
Other tax credit carry-forwards                  90                      90
Accrued settlement costs                          -                     170
Valuation allowance                         (20,195)                (14,520)
                                          ---------              ----------
    Total deferred tax asset              $       -              $        -
                                          =========              ==========

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of taxable losses in the current and prior years and uncertainties for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences and has fully offset the net deferred tax asset with a valuation allowance. Future changes in the valuation allowance will be recorded as a component of net income or loss on the statement of operations.

         At March 31, 1997, the Company had a net operating loss carryforward for Federal income tax purposes of approximately $54,100,000 which will expire, if unused, in the following years (in thousands):

      Years of Expiration                   Amount
      -------------------                   ------
              2009                         $27,200
              2010                          16,320
              2011                           4,060
              2012                           6,520
                                           -------
              Total                        $54,100
                                           =======

         The debt-to-equity conversion effected pursuant to the Joint Plan resulted in approximately $8,709,000 of debt discharge income in 1996. Additionally, this debt-to-equity conversion resulted in an ownership change as defined under Section 382 of the Internal Revenue Code. This has resulted in a limitation on the utilization of the net operating losses incurred prior to March 31, 1996 of approximately $3,000,000 per year.

13.      COMMITMENTS

The Company commenced operation of six new leased consumer loan facilities during fiscal 1997 in Dallas, Texas, Baton Rouge, Louisiana, Atlanta, Georgia, Carolina, Puerto Rico, Bayamon, Puerto Rico, and Oklahoma City, Oklahoma. The leases on these facilities expire through 2002.

         In May 1997, the Company signed a 58-month lease for its new office headquarters located in Dallas, Texas. In April 1996, the Company signed a 60-month lease for approximately 6,000 square feet of space in Dallas, Texas to serve as the Company's collection center.

         Total operating lease commitments of the Company are as follows (in thousands):

                                                              Year Ending March 31,
                                  -------------------------------------------------------------------------------
                                    1998        1999      2000          2001            2002         Thereafter
                                  --------    --------   -------      --------        --------     --------------
Office leases                       $826        $839      $833          $803            $781           $563
Office equipment leases              139          77         9             -               -              -
                                    ----        ----      ----          ----            ----           ----
Total operating leases              $965        $916      $842          $803            $781           $563
                                    ====        ====      ====          ====            ====           ====

         In addition to the operating leases, the Company has one capitalized lease with payments of $81,000 per year through 1998 and $67,000 in 1999.


14.      CHANGE IN FISCAL YEAR

         In 1996, the Company changed its fiscal year end to March 31. The following table reflects the unaudited comparable period of fiscal 1995 (in thousands except share data):

                                                         Six months ended
                                                          March 31, 1995
                                                         -----------------
Interest revenue                                           $  8,694
Interest expense                                              6,437
                                                           --------
Net interest income                                           2,257
Provision for credit losses                                   5,337
                                                           --------
Net interest loss after provision for credit losses           3,080
Operating expenses                                            7,221
                                                           --------
Net loss                                                     10,301
Preferred stock dividends                                       120
                                                           --------
Net loss attributable to common shareholders               $ 10,421
                                                           ========

Net loss per common share                                  $   8.96
                                                           ========
Weighted average number of common shares                      1,162
                                                           ========

         The adjustments to the March 31, 1995 interim financial statement consist of only normal recurring adjustments.


15.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions significantly affect the estimates and, as such, the derived fair value may not be indicative of the value negotiated in an actual sale and may not be comparable to that reported by other companies.

         In addition, the fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Fair value estimates for significant financial instruments are set forth below (in thousands):

                                           Carrying          Estimated
                                            value           fair value
                                           --------         ----------
         March 31, 1997
             Net contracts receivable      $51,689           $49,621
                                           =======           =======
         March 31, 1996
             Net contracts receivable      $30,651           $26,360
                                           =======           =======


16.      SETTLEMENT OF O'SHEA CLASS ACTION LAWSUIT

         On July 7, 1994, a class action civil lawsuit was filed against Search, certain of its officers and directors, one of its former accounting firms and the lead underwriter and one of its principals involved in the issuance of Search's common stock. This action was filed in the United States District Court for the Northern District of Texas, Dallas Division, and was styled Ellen O'Shea, et al v. Search Capital Group, Inc., et al. In July 1994, similar actions styled John R. Boyd, Jr., et al. v. Search Capital Group, Inc., et al, and Gary Odom v. Search Capital Group, Inc., et al, were also filed.
The above cases were consolidated in September 1994 (the "O'Shea Class Action Suit").

         The O'Shea Class Action Suit was filed on behalf of all purchasers of Search's common stock during the period beginning December 10, 1993 and ending through July 5, 1994, which was the date that Search made a public announcement regarding lower earnings. The O'Shea Class Action Suit contended that Search made misstatements in its registration statements concerning the Company's computerized system, accounting methodologies used by the Company, collectibility of its receivables and repossession rates of autos that secured its receivables. The plaintiffs also complained of allegedly false public filings, press releases and reports issued during 1994. The plaintiffs sought damages, rescission, punitive damages, pre-judgment interest, fees, costs, equitable relief and or injunctive relief and such other relief as the court deemed just and proper.

         In April 1996, the court entered a Final Judgment and Order of Dismissal approving a settlement (the "Settlement") entered into between Search and counsel for the plaintiffs. The Settlement provided for a cash payment by Search of $287,000 and the issuance by Search of its common stock with a value of $2,613,000. As a result of the Settlement, Search issued 84,619 shares of its common stock and is committed to issue an additional 146,381 shares of its common stock.


17.      LEGAL PROCEEDINGS

         The Company and ACAC are defendants in a pending civil action filed in the 153rd Judicial District Court, Tarrant County, Texas, styled Autostar Solutions, Inc. v. Tim Clothier and Automobile Credit Acceptance Corp., Cause No. 153-144940. The plaintiff in this action alleges the existence of a partnership between the plaintiff and another defendant and seeks damages, actual and exemplary, and an injunction for alleged conversion and misappropriation of certain property, including computer programs, allegedly owned by the plaintiff. In the petition, the plaintiff alleges that ACAC wrongfully assisted its co-defendant and tortiuously interfered with the plaintiff's contracts and business and has claimed, as actual damages, $680,000. The Company believes that these allegations are without merit and intends to vigorously defend itself at trial, which is now scheduled in July 1997. No opinion can be given as to the final outcome of this lawsuit.

         The Company and certain of its former officers and directors are defendants in a case styled Janice and Warren Bowe, et. al. vs. Search Capital Group, Inc., et. al., Cause No. 1:95CV 649GR, filed in the Federal District Court for the Southern District of Mississippi. The plaintiffs, who are former holders of notes issued by three of the Fund Subsidiaries, allege violations of the securities laws by the defendants and seeks unspecified damages, rescission, punitive damages and other relief. The plaintiffs also seek establishment of a class of plaintiffs consisting of all persons who purchased notes issued by the three Fund Subsidiaries. Although no assurances can be given, the Company believes it has meritorious defenses to this action and will defend itself vigorously. The Company has been party to certain settlement negotiations with discussions of amounts payable by the Company ranging from reimbursements of expenses to $1,700,000 in cash and stock. However, as of May 23, 1997, negotiations have been suspended with no scheduled resumption. While the ultimate outcome of this litigation cannot be determined, management has established a reserve of $500,000 for expenses and losses from this litigation.

         There are presently no other legal proceedings, threatened or pending, relating to the Company which would, in the opinion of management, have a material impact on earnings or the financial condition of the Company.


18.      MERGER AGREEMENT

         Search has entered into an Agreement and Plan of Merger dated as of February 7, 1997 (the "Merger Agreement") with MS Financial, Inc. ("MS") pursuant to which a wholly-owned subsidiary of Search will merge into MS (the "Merger"), resulting in MS becoming a wholly-owned subsidiary of Search. Pursuant to the Merger, each outstanding share of common stock of MS will be converted at the effective time of the Merger into the right to receive a fraction (the "Exchange Ratio") of a share of Search common stock determined by reference to the average price per share of the Search common stock for the 10-day trading period ending on the fifth business day prior to the special meeting of stockholders of MS at which the Merger Agreement will be considered for adoption (the "Average Trading Price"). The Exchange Ratio will equal $2.00 (the "Per Share Amount") divided by the Average Trading Price, subject to a maximum of .46 and a minimum of .34. The Per Share Amount and the maximum and minimum Exchange Ratios are subject to downward adjustment in certain circumstances.

         The Merger is subject to customary conditions, including stockholder approval and the finalization of acceptable arrangements with MS' lenders. Approval of the Merger by MS' stockholders requires the affirmative vote of a majority of the outstanding shares of common stock of MS. Pursuant to a Stockholders Agreement dated as of February 7, 1997, MS' principal stockholders, which together own approximately 77% of MS' outstanding common stock, have agreed to vote their shares in favor of the Merger.

         If the Merger Agreement is terminated under certain conditions, MS may be obligated to pay the Company a fee of $700,000. Further, the Merger Agreement calls for a monthly fee of $100,000 payable by MS to the Company for operational assistance to MS between February 7, 1997 and the consummation of the Merger. Such operational assistance fee is to be applied against the termination fee described above, if applicable. If the Merger Agreement is terminated under other conditions, Search may be obligated to pay MS a fee of $250,000. For the year ended December 31, 1996, MS reported interest income of $14,909,000, a net loss of $22,014,000 and a net loss per share of $2.11.


19.      SUBSEQUENT EVENTS

         In April 1997, the Company commenced a private offering to accredited investors of up to $35 million of seven-year senior subordinated notes with warrants to purchase shares of Search's common stock. Additionally, the Company has signed a letter of intent to obtain a $100,000,000 warehouse line of credit with an investment banking firm. In addition to the $100,000,000 warehouse line of credit, the Company is also negotiating a $4,000,000 short-term line of credit with the same investment banking firm.

20.      NONCASH ACTIVITIES

         During the 12 months ended March 31, 1997, the Company issued a $5,000,000 note payable in connection with the purchase of stock from HFG. Additionally, the Company had an increase in the valuation adjustment for inventory of $855,000, a decrease of $1,238,000 and an increase of $1,809,000 for the year ended March 31, 1997, six months ended March 31, 1996 and the year ended September 30, 1995, respectively. On April 2, 1996, HFG converted $2,283,000 in loans into 312,500 shares of common stock. During the year ended March 31, 1997, the Company acquired substantially all of the assets of DACC and USLC in stock transactions, for which the Company received cash, receivables, fixed assets and assumed certain liabilities (Note 4). Additionally, Alex. Brown converted fees owed for investment banking services into common stock during the year ended March 31, 1997.

                         SEARCH FINANCIAL SERVICES INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Search and its subsidiaries (the "Company") are involved in the purchase, origination and servicing of used motor vehicle and other consumer receivables. The Company's motor vehicle receivables are secured by used automobiles and light trucks which typically have been purchased by consumers with substandard credit histories at retail prices generally ranging from $5,000 to $15,000. The Company generally purchases these receivables from a network of unaffiliated new and used automobile dealers (the "Dealer Network"). The members of the Dealer Network generate the receivables and offer them for sale on a non-exclusive basis to the Company. The Company's acquisition in August 1996 of the assets of Dealers Alliance Credit Corp. ("DACC") enhanced the Dealer Network by providing new dealers as well as establishing a presence for the Company in the southeastern United States non-prime motor vehicle finance market. The Company from time to time makes bulk acquisitions of motor vehicle receivables. During fiscal 1997, the Company began administering its receivables purchasing, servicing and management activities utilizing a receivables management system (the "Norwest System") developed by Norwest Financial Information Systems Group, Inc. The Company uses the Norwest System in conjunction with the Company's proprietary Auto Note Management System software. The Company commenced its used motor vehicle receivables purchasing and servicing business in 1991.

         The Company opened its first non-automobile consumer finance office on November 1, 1996 in Baton Rouge, Louisiana and, at March 31, 1997, had established a total of eight non-auto consumer branch offices in Texas, Oklahoma, Louisiana, Tennessee and Puerto Rico. Non-auto consumer loans include retail sales finance loans, second mortgage real estate loans, and other consumer loans that may be secured or unsecured. The Company expects to continue its diversification and expansion in the consumer finance area by establishing 10 to 12 more offices during the fiscal year ending March 31, 1998.

         Prior to November 1994, the Company primarily financed the purchase of used motor vehicle receivables through the private and public sale of interest-bearing notes (the "Notes") issued by wholly-owned subsidiaries organized specifically for this purpose (the "Fund Subsidiaries") and through reinvestment of operating cash flow. Until March 1996, the purchasing of receivables for the Fund Subsidiaries was governed by trust indentures (the "Trust Indentures") which restricted management's ability to alter its receivables purchasing criteria. In March 1996, following confirmation of the Fund Subsidiaries' plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, the Notes and the indebtedness represented by the Notes, together with the related Trust Indentures, were canceled. At that time, the Company implemented its new receivables purchasing program (the "Preferred Program"). The Preferred Program continues to focus on the purchasing of used motor vehicle receivables whose obligors have non-prime credit histories, but places more emphasis on job, income and residence stability and re-established positive credit of the obligor than the Company's earlier program.

         The Company finances purchases under the Preferred Program with internally generated funds and other funds borrowed at interest rates lower than what were previously incurred. The Company anticipates lower repossession rates and higher repossession sale proceeds as a result of the stricter credit criteria of the Preferred Program. If the Company is unable to select the proper dealers, purchase contracts with obligors who meet its credit criteria, and realize collection proceeds in adequate amounts, the repossession rate and sale proceeds could be higher and lower, respectively, than anticipated. The terms of receivables under the Preferred Program generally range from 30 months to 60 months.

Results of Operations

         Comparison of Twelve-Month Period Ended March 31, 1997 to the Six-Month Period Ended March 31, 1996

         Contract Purchasing Activity. The Company purchased 1,284 contracts under its new Preferred Program in non- bulk transactions during the twelve months ended March 31, 1997, compared to 1,169 contracts purchased under its prior program in non-bulk transactions during the six months ended March 31, 1996. The cost of these contract purchases for the twelve-month period ended March 31, 1997 was $13,395,000 ($10,424 per contract) compared to $5,471,000
($4,680 per contract) for the six-month period ended March 31, 1996. The Company purchased 2,603 contracts in bulk purchase transactions at a cost of $24,966,000 ($9,591 per contract) during the twelve months ended March 31, 1997, compared to 41 contracts purchased in bulk purchase transactions at a cost of $69,000 ($1,683 per contract) during the six months ended March 31, 1996. The increase in the per contract cost of contracts purchased in non-bulk transactions of $5,752 under the Preferred Program is generally due to newer and lower-mileage vehicle, higher credit quality customers and higher wholesale and retail values per vehicle. The increase in the cost of contracts purchased in bulk purchase transactions of $7,908 is due to the Company purchasing contracts that involve higher credit quality obligors or higher value vehicle collateral than the contracts previously purchased by the Company, or both.
The Company expects to continue to see an increase in its per contract cost under its Preferred Program when compared to purchases under the prior program. The Company's acquisitions of assets from DACC and U.S. Lending Corp. ("USLC") provided the Company with approximately 4,150 contracts with aggregate balances of $28,100,000, or an average balance of $6,771 per contract.

         Financial Results. Interest revenue increased to $10,004,000 for the twelve months ended March 31, 1997 from $3,541,000 for the six months ended March 31, 1996. Average interest earning net receivables for the six-month period ended March 31, 1996 were $34,790,000, compared to average interest earning net receivables of $41,065,000 for the twelve months ended March 31, 1997. The Company's acquisitions during the year increased the company's average interest earning net receivables which in turn increased the Company's revenue. Consummation of the acquisition of MSF will provide the Company with a substantially larger receivable portfolio which will generate interest revenue and a portfolio of securitized assets for which the Company expects to receive servicing fees. The acquisitions completed during fiscal 1997 provided over 70% of the growth in the Company's receivables portfolio.

         Interest expense increased from $1,306,000 for the six months ended March 31, 1996 to $2,306,000 for the twelve months ended March 31, 1997. The six months ended March 31, 1996 included interest expense related to a terminated line of credit and the amortization of offering costs on Fund Subsidiary debt. The twelve months ended March 31, 1997 included interest expense related to the Company's current line of credit and term note.
Interest expense is expected to increase as the Company enters into additional financing transactions to expand its receivables portfolio. The outstanding principal balance of the indebtedness assumed by the Company in connection with its acquisition of the assets of DACC (the "DACC Debt"), which is required to be repaid by August 1997, averaged $13,078,000 for the portion of the twelve-month period ended March 31, 1997 following the acquisition. Interest expense includes the accretion in the value of the warrants issued in connection with the fund Subsidiaries plan of reorganization and the acquisition of the assets of DACC and USLC. The outstanding principal balance of the Company's line of credit with Hibernia National Bank averaged $19,395,000 during the twelve-month period ended March 31, 1997.

         The provision for credit losses decreased from $4,982,000 for the six months ended March 31, 1996 to a reduction of prior provisions for credit losses of $7,017,000 for the twelve months ended March 31, 1997, due primarily to increased recoveries from previously charged-off accounts and reduced provision requirements from the Company's portfolio of lower credit quality loans. During the twelve-month period ended March 31, 1997, the Company recovered $2,448,000 of proceeds from accounts previously charged off compared to recoveries of $2,296,000 for the six months ended March 31, 1996. The Company's remote collections facilities, which were opened during the second calendar quarter of 1995, have been successful in contacting and collecting chronically delinquent and charged-off accounts and locating accounts which had never previously paid. Additionally, the acquisitions of assets of DACC and USLC provided the Company with additional deficiency balances to collect, of which the Company collected approximately $425,000 during the fiscal year ended March 31, 1997. In the future, management anticipates lower recoveries of prior credit losses as these collections decrease and the portion of the Company's portfolio represented by non-auto consumer loans, which traditionally have lower charge off rates, increases. During the twelve months ended March 31, 1997, the Company received a settlement of $245,000 from a car dealer for deficiencies on sales of repossessed cars purchased from that dealer. During the twelve months ended March 31, 1997, the Company reduced its allowance for loan losses by $8,791,000, $2,448,000 of which was due to recovery proceeds and the remaining $6,343,000 of which was a non-cash reduction to reflect lower than anticipated losses from loans purchased under the Company's prior purchasing program. The Company expects to have lesser reductions in the future due to lower cash recoveries on previously charged-off accounts and a receivable base which is more predictable as to loss rates and collectibility. During the twelve months ended March 31, 1997, the Company increased its allowance for loan losses by $1,774,000 to reflect an increase in anticipated losses from loans acquired in bulk purchase transactions and from DACC and USLC.

         The Company's annual chargeoffs, expressed as a percent of average net receivables decreased from 36% for the six-month period ended March 31, 1996 to 30% for the year ended March 31, 1997. The decrease is attributable primarily to the significant change in the Company's receivable portfolio from March 31, 1996 to March 31, 1997. As of March 31, 1996, all of the Company's loans were of a lower credit quality than loans being purchased under the Preferred Program. As of March 31, 1997, these lower credit quality loans had decreased to less than 15% of the total outstanding loans. New originations under the Preferred Program and bulk purchases of receivables offset the liquidation of the old, lower credit quality loans and represent approximately 85% of the total outstanding loans as of March 31, 1997. The Company's bulk acquisitions resulted in provision requirements of over $1,000,000 during the year ended March 31, 1997.

         The allowance for credit losses as a percent of net outstanding receivables has decreased from 44% as of March 31, 1996 to 11% as of March 31, 1997. The decrease is primarily attributable to the significant change in the Company's loan portfolio from March 31, 1996 to March 31, 1997. All the Company's loans as of March 31, 1996 were purchased under its prior purchasing program for lower credit quality loans. As of March 31, 1997, only approximately 15% of the Company's portfolio was represented by those loans. The remainder of the portfolio was compiled of new originations under the Company's Preferred Program and the receivables acquired in bulk purchases from Eagle and MSF and the receivables acquired in the acquisitions of DACC and USLC.

         General and administrative expenses increased from $8,098,000 for the six months ended March 31, 1996 to $13,432,000 for the twelve months ended March 31, 1997. Expenses associated with processing repossessions and personnel costs have been reduced on an annualized basis, and confirmation of the Fund Subsidiaries' plan of reorganization has substantially eliminated the professional fees related to the reorganization. The Company closed all three of its retail lots and its related make-ready facility, which were used to process repossessions, by March 31, 1996. The additional offices the Company expects to open for its consumer lending operations will increase the Company's occupancy and personnel costs. The Company plans to open between 10 and 12 offices during fiscal 1998. Most of these offices will be staffed with three to four personnel. It is anticipated that these offices will be located in the southwestern United States.

         During the six months ended March 31, 1996, the Company recorded a gain of $8,709,000 related to the extinguishment of debt of its Fund Subsidiaries and $535,000 in accruals primarily associated with the Bowe Action. During the year ended March 31, 1997, the Company accrued $40,000 for settlement of certain claims.

         Preferred stock dividends increased from $327,000 for the six months ended March 31, 1996 to $6,154,000 for the twelve months ended March 31, 1997. The increase of $5,827,000 is related to the issuance of 1,879,000 shares of the Company's 9%/7% convertible preferred stock upon confirmation of the Fund Subsidiaries' plan of reorganization, 319,000 shares of 9%/7% convertible preferred stock in connection with the acquisition of assets of DACC and 272,000 shares of 9%/7% convertible preferred stock in connection with the acquisition of assets of USLC.

         The Company does not have a provision for income tax expenses for the year ended March 31, 1997 as its income is completely offset by the utilization of its net operating loss carry-forwards of approximately $54,000,000.

         Comparison of the Period Ended March 31, 1996 to the Six Months Ended March 31, 1995

         The Company changed its fiscal year from September 30 to March 31 in order to start a new fiscal year reflecting the Fund Subsidiaries reorganization which was effective March 15, 1995. Therefore, the comparison below compares the six months ended March 31, 1996 to the comparable six months ended March 31, 1995.

         Contract Purchasing Activity. The Company purchased 1,169 contracts, at a cost of $5,471,000, during the six months ending March 31, 1996 compared to 2,417 contracts, at a cost of $10,670,000, during the six months ending March 31, 1995. The decrease in contracts purchased of 1,248, or 52%, is a result of a decrease in the amount of funds available for reinvestment in contracts due to more Fund Subsidiaries being restricted from purchasing contracts in 1996 than during the six-month period in 1995. Virtually all of the contracts purchased during both periods were purchased under the criteria contained in the Trust Indenture for each Fund Subsidiary. Effective March 15, 1996, the Trust Indentures were canceled and all new originations are now under the Preferred Program.

         Financial Results. For the six months ended March 31, 1996, the Company had interest revenue of $3,541,000 compared to $8,694,000 for the six months ended March 31, 1995. The decrease in interest revenue of $5,153,000, or 59%, is due to a decrease in average net interest earning receivables from $61,100,000, for the six months ended March 31, 1995, to $34,790,000, for the six months ended March 31, 1996.

         Interest expense decreased $5,131,000, or 80%, from $6,437,000 for the six months ended March 31, 1995 to $1,306,000 for the six months ended March 31, 1996. The decrease in interest expense is due primarily to termination of interest accrual on the debt of the Fund Subsidiaries as of the date of filing for Reorganization, August 15, 1995, or the debt's maturity date, whichever occurred first. See Note 2 of the Notes to Search's Consolidated Financial Statements included in Annex E. The decrease in interest expense was partially offset by the increase in interest expense associated with outstanding lines of credit.

         The provision for credit losses decreased $355,000, or 7%, from $5,337,000 for the six months ended March 31, 1995, to $4,982,000 for the six months ended March 31, 1996. The decrease in the provision for loan losses is due to adequate provisions for loan losses being provided in prior periods.

         General and administrative expenses increased $877,000 or 12% from $7,221,000 to $8,098,000. The increase in general and administrative expense is due to higher costs associated with repossessing vehicles and legal and administrative costs associated with effecting the Fund Subsidiaries plan of reorganization.

         Net loss for the six months ended March 31, 1996 was $2,998,000 compared to $10,421,000 for the six months ended March 31, 1995. The decrease in net loss is due primarily to $8,709,000 of gain on extraordinary items related to extinguishment of the debt of the Fund Subsidiaries. See Note 2 of Notes to Search's Consolidated Financial Statements included in Annex E.

Liquidity and Capital Resources

         General

         The Company will be required to raise substantial amounts of cash to support its operating, financing and investing activities. Currently, the Company's principal cash requirements are to purchase receivables and originate loans and to pay operating expenses, preferred stock dividends and interest and principal on its indebtedness. The Company will be required to pay in full the outstanding balance of the DACC Debt on August 2, 1997. If the Merger is completed, the Company will be required to reduce certain revolving credit indebtedness owed by MSF, which was $68 million at April 30, 1997, by $25 million within six months and to repay this debt in full within one year after the Merger. Additionally, the Company was required to repurchase stock from a former director of the Company and a trust established by the director for $2,078,000 on May 8, 1997. The Company has a significant amount of cash and cash equivalents as of March 31, 1997, but this will not be sufficient to repay the DACC Debt, cover negative operating cash flows which the Company is experiencing, meet annual dividend requirements, currently over $6,000,000 for the fiscal year ending March 31, 1988, and pay the debts of MSF to the extent required if the Merger is completed. Additionally, the Company anticipates using cash on hand to fund the cash portion of any settlement of the Bowe action that may be finalized. The Company intends to invest a portion of its cash into non-prime automobile and consumer receivables. Additional liquidity will be necessary to support growth of the Company's loan portfolios and operations.

         Because the used motor vehicle and consumer finance industries require the purchase, origination and carrying of receivables, a relatively high ratio of borrowings to net worth is customary and will be an important element in the Company's operations. The Company will seek to leverage its net worth and any subordinated debt in the future to enhance its liquidity. Additionally, the Company will endeavor to maximize its liquidity by diversifying its sources of funds to include (a) cash from operations, (b) the securitization of receivables, (c) lines of credit from commercial banks and other financing sources, and (d) subordinated debt offerings.

         The Company has commenced a private offering to accredited investors of up to $35,000,000 of seven-year senior subordinated notes with warrants to purchase shares of Search Common Stock. A portion of the proceeds would be used to repay the outstanding balance of the DACC Debt and the Company's outstanding $5,000,000 of subordinated debt. The Company has also signed a letter of intent with respect to a $100 million, two-year revolving warehouse line of credit facility. The letter of intent is subject to certain conditions, including negotiation and execution of definitive facility documents and completion of due diligence by the lender. This lender has agreed to loan the Company up to $4,000,000 that would be used to pay operating expenses, repay a portion of the DACC Debt or fund acquisitions. The loan is subject to completion of definitive loan documentation. Additionally, the Company is discussing with several commercial lenders, including banks and finance companies, arrangements for them to provide additional financing which would be utilized for purchases of receivables and/or operating entities. The Company is also seeking additional participants to expand its $25,000,000 line of credit with Hibernia National Bank. As of March 31, 1997, approximately $23,715,000 was outstanding under this line of credit.

         Search has entered into the Merger Agreement with MSF pursuant to which MSF will become a wholly-owned subsidiary of Search (the "Merger"). Pursuant to the Merger Agreement, each outstanding share of common stock of MSF will be converted at the effective time of the Merger into the right to receive a fraction (the "Exchange Ratio") of a share of Search Common Stock determined by reference to the average price per share of the Search Common Stock for the 10-day trading period ending on the fifth business day prior to the special meeting of stockholders of MSF at which the Merger Agreement will be considered for adoption (the "Average Trading Price"). The Exchange Ratio will equal $2.00 (the "Per Share Amount") divided by the Average Trading Price, subject to a maximum of .46 and a minimum of .34. The Per Share Amount and the maximum and minimum Exchange Ratios are subject to a downward adjustment in certain circumstances.

         The Merger is subject to customary conditions, including stockholder approval and the finalization of acceptable arrangements with MSF's lenders. Approval of the Merger by MSF's stockholders requires the affirmative vote of a majority of the outstanding shares of MSF Common Stock. Pursuant to a Stockholders Agreement dated as of February 7, 1997, MSF's principal stockholders, which together own approximately 77% of MSF's outstanding common stock, have agreed to vote their shares in favor of the Merger.

         If the Merger Agreement is terminated under certain conditions, MSF may be obligated to pay Search a fee of $700,000. Further, the Merger Agreement calls for a monthly fee of $100,000 payable to MSF to Search for operational assistance to MSF prior to consummation of the Merger. Such operational assistance fee is to be applied against the termination fee described above, if applicable. If the Merger Agreement is terminated under other conditions, Search may be obligated to pay MSF a fee of $250,000. For the year ended December 31, 1996, MSF reported interest income of $14,909,000, a net loss of $22,014,000 and a net loss per share of $2.11 At March 31, 1997, MSF had gross contracts receivable of approximately $98 million and an additional approximately $33 million of gross contracts receivable that it serviced.

         The Company intends to evaluate and pursue acquisition opportunities that the Company anticipates will enable it to grow its receivable base. The Company will consider all forms of financing available to it with respect to any particular acquisition, including additional borrowings and sales or exchanges of equity or debt securities. The Company's ability to acquire additional portfolios and companies is dependent on its obtaining additional financing.

         Principal Source and Uses of Cash in Operating Activities

         The principal source of cash from operating activities is provided by net interest income. The principal uses of cash in operations are for general and administrative expenses, non-recurring expenses and payments relating to previously accrued expenses.

         Comparison of Operating Cash Flows for the Twelve Months Ended March 31, 1997 to the Six Months Ended March 31, 1996 and for the Six Months Ended March 31, 1996 to the Twelve Months Ended September 30, 1995

         During the twelve months ended March 31, 1997, the Company utilized $5,947,000 of cash in its operations compared to $4,141,000 of cash being utilized in operations during the six months ended March 31, 1996. The increase of $1,806,000 is primarily due to a decrease in accounts payable and accrued expenses of $5,290,000 and a reduction in the provision for credit losses of $4,569,000 for the twelve months ended March 31, 1997 as compared to a decrease in accounts payable and accrued expenses of $449,000 and an increase in the provision for credit losses of $4,982,000 for the six months ended March 31, 1996. Additionally, the Company had a non-cash gain from the conversion of debt to equity of $8,709,000 in the six-month period ended March 31, 1996.

         During the six months ended March 31, 1996, the Company utilized cash of $4,141,000 in its operations as compared to cash of $10,741,000 used during the twelve months ended September 30, 1995. The net loss for the six months ended March 31, 1996 decreased to $2,671,000 from a net loss of $19,894,000 for the year ended September 30, 1995. A significant portion of the decrease in loss from 1995 to 1996 resulted from the extraordinary gain on debt extinguishment.

General and administrative expenses decreased from $15,881,000 to $8,098,000, while settlements and reorganization expenses decreased by $2,617,000 from $3,152,000 to $535,000. The decrease in general and administrative expenditures is due to there being only six months included in the 1996 fiscal period compared to twelve months included in the 1995 fiscal period.

         The Company anticipates having negative operating cash flows in the foreseeable future as it continues to seek to expand its Dealer Network and consumer finance operations in order to grow its receivable base. The Company will be required to cover any negative operating cash flows from its cash on hand, from the possible financing sources referred to under "General" if available, or from other sources until the Company's receivable base is large enough to cover operating expenses.

         Principal Sources and Uses of Cash Provided by Investing Activities

         The principal sources of cash from investing activities are principal payments on receivables and proceeds from the sale of repossessed vehicles and other collateral. The principal uses of cash in investing activities are for purchasing receivables, making consumer loans and purchases of property and equipment.

         Comparison of Investing Cash Flows for the Twelve Months Ended March 31, 1997 to the Six Months Ended March 31, 1996 and for the Six Months Ended March 31, 1996 to the Twelve Months Ended September 30, 1995

         Cash used by investing activities increased by $32,620,000 from cash provided by investing activities of $20,423,000 for the six months ended March 31, 1996 to cash used in investing activities of $12,197,000 for the twelve months ended March 31, 1997. The increase is primarily due to an increase of $35,272,000 in contract purchases and is partially offset by a corresponding increase in collections of $11,481,000.

         During the twelve months ended September 30, 1995, the Company's investing activities provided cash of $17,592,000 as compared to cash of $20,423,000 provided by investing activities during the six months ended March 31, 1996. This change resulted primarily from reduced contract purchases of $19,359,000 and an increase in unrestricted cash of $12,624,000, partially offset by a decrease in collection proceeds of $29,731,000. Upon confirmation of the Fund Subsidiaries' plan of reorganization, $21,600,000 in cash was released from the Fund Subsidiaries to Search.

         The Company anticipates encountering negative cash flows from investing activities in the foreseeable future as it continues to seek to expand its non-prime automobile receivable base by expanding into more states and increasing market penetration in existing states and continues its expansion into consumer finance.

         Principal Sources and Uses of Cash Provided by Financing Activities

         The principal sources of cash from financing activities are borrowings under line of credit agreements, subordinated and other debt offering proceeds and sales of equity securities. The principal uses of cash in financing activities include repayment of amounts borrowed under lines of credit, repayment of other indebtedness, purchase of treasury stock and payment of dividends on preferred stock.

         Comparison of Financing Cash Flows for the Twelve Months Ended March 31, 1997 to the Six Months Ended March 31, 1996 and for the Six Months Ended March 31, 1996 to the Twelve Months Ended September 30, 1995

         The Company's financing activities provided $9,193,000 of cash during the twelve months ended March 31, 1997 compared to cash of $1,093,000 during the six-month period ended March 31, 1996. The increase of $8,100,000 was primarily due to borrowings under the Company's lines of credit exceeding repayments. The Company paid $4,724,000 in preferred stock dividends during the twelve-month period compared to $120,000 for the six months ended March 31, 1996. The increase is attributable to the preferred shares issued in connection with the Fund Subsidiaries' plan of reorganization.

         During the twelve months ended September 30, 1995, the Company utilized cash of $7,348,000 in its financing activities as compared to cash of $1,093,000 provided by financing activities during the six months ended March 31, 1996. In 1995, the Company raised only $1,779,000 through Note offerings and repaid $2,429,000 on its line of credit and $5,077,000 of the Notes payable. During the six months ended March 31, 1996, the Company had net borrowings of $1,225,000 under lines of credit, did not raise any funds through Note offerings and did not repay any of the Notes payable. Because of the Fund Subsidiaries' reorganization, no payments were made on the Fund Subsidiaries' Notes and the

Company's indebtedness to General Electric Capital Corp. was settled in full after confirmation of the Fund. Subsidiaries' plan or reorganization.

         The Company's acquisition of assets from DACC required the Company to assume the DACC Debt of approximately $17,450,000, $9,596,000 of which remained outstanding at March 31, 1997. The Company is required to repay the outstanding balance by August 1997. Any portion not repaid will require refinancing under existing terms or terms more or less favorable to the Company. The Company anticipates having to refinance a portion of the loan at its maturity date unless it has completed its subordinated debt offering or has an alternative source available.

         The Company's bulk purchases from Eagle Finance Corp. and MSF were financed with borrowings under its line of credit with Hibernia National Bank and from cash on hand. The Company had $23,715,000 outstanding under this line at March 31, 1997.

         In November 1996, the Company purchased shares of Search Common Stock and Search 9%/7% convertible preferred stock and warrants to purchase Search Common Stock from HPIL for $9,000,000 as part of a settlement agreement. The Company paid $4,000,000 in cash and executed a $5,000,000 subordinated note bearing interest, payable monthly, at an initial rate of 14%. The interest rate increases by 1% every six months until it reaches 17%. The maturity date is November 21, 2000, but the note must be repaid in full earlier if the Company sells for cash more than $20,000,000, or by a proportionate amount if the Company sells for cash less than $20,000,000, in equity or certain debt securities.

         The annual dividend requirements on the outstanding shares of 12% Preferred Stock and 9%/7% Preferred Stock, as of March 31, 1997, were $240,000 and $6,200,000, respectively. The annual dividend requirement on the 9%/7% Preferred Stock will remain at that level until March 15, 1999, and then decrease to $4,822,000 until March 2003, assuming no additional shares are issued. Any conversion of Preferred Stock to Common Stock would reduce these dividend requirements. Payment of the dividend on the 9%/7% Preferred Stock in cash may be restricted under some of the Company's debt agreements. If payment of dividends in cash is restricted, the Company may be able to pay the dividend in Search Common Stock under specific circumstances.

         In July 1996, the Company implemented a loan program for its directors and senior executive officers to finance the purchase of shares of Search Common Stock and 9%/7% Preferred Stock in open market transactions. The loans are evidenced by promissory notes from the borrowers, bear interest at the prime rate, payable quarterly, and mature three years from the date made. The shares of stock purchased with the proceeds of the loans are pledged to the Company as security for the loans. The aggregate amount of these loans outstanding at March 31, 1997 was $1,212,255. During the twelve months ended March 31, 1997, the Company recorded $39,000 of interest revenue from participants under this program.

Receivable Concentrations

         The Company considers Texas and Tennessee to be states with receivable concentrations because receivables with obligors in each of these states exceed 10% of total outstanding receivables.

Inflation

         Historical statistics indicate that collateral value, vehicle sales prices, and receivable interest rates are relatively stable within the Company's market segment. Significant inflation in prices could adversely impact the Company's ability to acquire receivables at favorable prices. General increases in interest rates will result in increases in the Company's interest expense.

Seasonality

         The Company's operations are seasonably impacted by higher delinquency rates during certain periods, including November and December holiday periods.

Changes in Asset Quality

         The Company believes that it is upgrading its credit quality through higher underwriting and collateral standards compared to prior periods. No assurance can be given at this time as to whether these new standards will improve the Company's credit loss experience.


Recent Accounting Pronouncement

         Information as to recent accounting pronouncements is contained in
Note 9 and 15 of the Notes to Search's Consolidated Financial Statements.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                SEARCH FINANCIAL SERVICES INC. AND SUBSIDIARIES
                     (In Thousands, Except Per Share Data)

                                 9 Months     9 Months      Year        Year       6 Months   6 Months    Year
                                   Ended       Ended       Ended        Ended        Ended     Ended      Ended
                                  9/30/92     9/30/93     9/30/94      9/30/95      3/31/95   3/31/96    3/31/97
                                  -------     -------     -------      -------      -------   -------    -------
STATEMENT OF OPERATIONS:
Interest revenue                  $1,493      $7,096      $14,054      $13,472      $8,694    $3,541   $10,004
Interest expense                   (708)      (4,173)      (9,968)     (11,205)    (6,437)    (1,306)    (2,306)
Reduction of (provision for)
     credit losses                    --          --      (20,180)      (3,128)    (5,337)    (4,982)     7,017
                                  -----------------------------------------------------------------------------
Net interest income (loss) after
     provision for credit losses     785       2,923      (16,094)        (861)    (3,080)    (2,747)    14,715
General and administrative expense   663       3,051        9,296       15,881       7,221     8,098     13,392
Settlement expense                    --          --          560        2,837          --       535         40
Reorganization expense                --          --           --          315          --        --         --
Other income                         338          --           --           --          --        --         --
                                  -----------------------------------------------------------------------------
Income (loss) before
     extraordinary item              460        (128)     (25,950)     (19,894)   (10,301)   (11,380)     1,283
Extraordinary gain on
     discharge of debt                --          --           --           --          --     8,709         --
                                  -----------------------------------------------------------------------------
Net income (loss)                    460        (128)     (25,950)     (19,894)   (10,301)    (2,671)     1,283
Preferred stock dividends            123         263          240          240         120       327      6,154
                                  -----------------------------------------------------------------------------
Income (loss) attributable to
     common stockholders            $337       $(391)    $(26,190)    $(20,134)  $(10,421)   $(2,998)   $(4,871)
                                  =============================================================================

EARNINGS (LOSS) PER SHARE
     OF COMMON STOCK(1):
Income (loss) before
     extraordinary item            $0.72      $(0.48)     $(18.64)     $(17.96)    $(8.96)    $(8.96)    $(1.45)
Gain on extraordinary item            --          --           --           --          --      6.67          --
                                  ------------------ ----------------------------------------------------------
Net income (loss)                  $0.72      $(0.48)     $(18.64)     $(17.96)    $(8.96)    $(2.29)    $(1.45)
                                  =============================================================================
Weighted average number of
     common shares outstanding       460         766        1,407        1,121       1,162     1,306      3,366

BALANCE SHEET (AT PERIOD END):
Net contracts receivable          $6,565     $29,396      $61,823      $34,948     $76,655   $30,651    $51,689
Total assets                      14,147      44,223       75,126       49,922      59,985    37,346     69,523
Notes payable (prepetition
     subject to compromise)           --          --           --       69,320          --        --         --
Notes payable and lines of credit 11,774      40,562       70,768        1,058      69,160     2,283     38,311
Total liabilities                 12,208      42,013       79,502       75,557      74,783    10,935     42,917
Stock repurchase commitment           --           --           --       2,078          --     2,078      2,078
Stockholders' equity (deficit)     1,939       2,210       (4,376)     (27,713)   (14,798)    24,333     24,528


-------------------------------------
(1) In November 1996, Search effected a 1-for-8 reverse stock split. All references in the financial information to the number of shares outstanding and per share amounts have been retroactively adjusted to reflect the reverse split.

STOCK MARKET INFORMATION

Search common stock has traded on the Nasdaq National Market ("NASDAQ") since March 10, 1997. Prior thereto, it traded in the over-the-counter market. The table below sets forth, for the fiscal quarters indicated, the high and low sales prices, as reported on NASDAQ (since March 10, 1997) and the high and low bid prices as reported in the over-the-counter market (prior to March 10, 1997) of the Search common stock. Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. Prices prior to November 22, 1996 are adjusted to reflect a one-for-eight reverse stock split effected on that date.

Fiscal 1996*                                                          Fiscal 1997
Quarters                    High             Low                      Quarters                    High             Low
------------                ----             ---                      -----------                 ----             ---
First                       $15.50           $8.00                    First                       $12.50           $8.50
Second                      $13.00           $8.00                    Second                      $ 9.50           $6.25
                                                                      Third                       $ 8.00           $4.00
                                                                      Fourth                      $ 6.63           $5.00

* Six month transition period from October 1, 1996 through March 31, 1996.

Search has never paid dividends on the outstanding common stock and the current policy of its Board of Directors is to retain any available earnings for use in the operation and expansion of the Company's business. Therefore, the payment of cash dividends on the common stock is unlikely in the foreseeable future.

As of May 30, 1997, there were 2,929 common stockholders of record.